FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Execution of Project Financing Credit Agreement and
Commencement of Restart of the Johnson Camp Copper Mine

July 5, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona, July 5, 2007 - Mr. Ronald A. Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC: NRDS.PK - News), announced that Nord has entered into a Credit Agreement dated as of June 28, 2007 (the “Credit Agreement”) with Nedbank Limited (“Nedbank”), as administrative agent and lead arranger, and that the Company has commenced the restart of its Johnson Camp Copper Mine project in Arizona.

The Credit Agreement

The Credit Agreement provides for a $25 million secured term loan credit facility that will be used by Nord to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by Nord, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the Lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the LIBOR rate for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). In the event that Nord defaults under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand.

The Credit Agreement is secured by a first charge against all of Nord’s assets and will be repaid beginning one year after the first drawdown and ending four years after the date of the first draw down, subject to certain prepayment obligations set forth in the Credit Agreement.

The obligations of each lender to fund the term loans under the Credit Agreement are subject to certain conditions as set forth in the Credit Agreement. On June 5, 2007, Nord completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately US$23 million (net proceeds of approximately $21.5 million). This offering satisfied one of the conditions precedent to draw downs under the Credit Agreement, namely, that Nord shall have received additional equity financing of at least $23,000,000 on terms acceptable to Nedbank.

Commencement of Restart of the Johnson Camp Copper Mine

Nord’s management believes that the proceeds of the special warrant financing and the credit facility available under the Credit Agreement will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine in accordance with the mine plan and mine development schedule outlined in the feasibility study for the Mine. Accordingly, on June 28, 2007, Nord’s Board of Directors adopted a resolution authorizing Nord to proceed with the reactivation of the Johnson Camp Mine in accordance with the mine plan.

The Johnson Camp Copper Mine project consists of two open pit mines, leaching facilities, a solvent extraction-electrowinning (SX-EW) plant and other ancillary facilities. The current reactivation plan includes estimated production of 25 million pounds of copper cathodes per annum with an initial capital cost of $28 million. Nord’s goal is to complete the first copper cathode sale by December 2007. In addition to reactivating copper production at Johnson Camp Mine project, Nord also intends to commence further exploratory drilling on the Johnson Camp property in mid-July.

For information contact:

John T. Perry, President and CEO (520) 292-0266.

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This press release includes certain statements that may be deemed "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor created by such legislation. All statements in this release, other than statements of historical facts, that address future financing, development and mining activities of Nord are forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include: the market price of copper; the costs and timing to re-activate the Johnson Camp Mine; and general economic, market and business conditions. In addition, there are numerous activities that need to be completed to facilitate reactivation of the Johnson Camp Mine, including, without limitation, optimizing the mine plan, successful negotiation of contracts for the supply of power, for sale of copper and for shipping, and handling any other infrastructure issues. At the same time, Nord must recruit and train additional personnel, and hire and mobilize a mining contractor who will purchase all the required large scale mining equipment Nord does not already own. There is no certainty that Nord will be able to retain a suitable mining contractor on a timely basis, if at all, or that it will be able to negotiate supply and sales agreements on terms acceptable to it. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord’s business and operations are subject to the risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.